INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, entered into as of April 29, 2016, by and between American Pension Investors Trust, a Massachusetts business trust (the “Trust”), and Yorktown Management & Research Company, Inc., a Maryland corporation (the “Adviser”), registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to separate series of the Trust (each a “Fund” and together the “Funds”) as set forth in Schedule A to this Agreement, and the Adviser is willing to so furnish such services;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Appointment. The Trust hereby appoints the Adviser to act as investment adviser, with full discretionary power and authority as the Trust’s agent and attorney-in-fact, to the Funds set forth on Schedule A to this Agreement, as such Schedule may be amended form time to time, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.	Delivery of Documents. The Trust has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

a.	The Trust’s Agreement and Declaration of Trust, as filed with the Commonwealth of Massachusetts;

b.	The Trust’s By-Laws;

c.	Resolutions of the Trust’s Board of Trustees authorizing this Agreement;

d.	The Trust’s Registration Statement on Form N-1A under the 1940 Act and under the Securities Act of 1933, as amended, relating to shares of beneficial interest of the Trust as filed with the Securities and Exchange Commission (“SEC”) and all amendments thereto;

e.	The Trust’s Prospectus (such Prospectus, as presently in effect and all amendments and supplements thereto are herein called the “Prospectus”).

f.	The Trust’s Statement of Additional Information (such Statement of Additional Information, as presently in effect and all amendments and supplements thereto are herein called the “SAI”).

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC.

3.	Management. Subject to the supervision of the Trust’s Board of Trustees, the Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Adviser will provide the services under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in its Prospectus and SAI. The Adviser further agrees that it:

a.	Will conform its activities to all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement;

b.	Will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the Adviser believes two or more brokers or dealers are comparable in price and execution, the Adviser may prefer: (i) brokers and dealers who provide the Fund with research advice and other services, or who recommend or sell Fund shares, and (ii) brokers who are affiliated with the Trust or its Adviser(s), provided, however, that in no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person of the Adviser in principal transactions;

c.	Will provide certain executive personnel for the Trust as may be mutually agreed upon from time to time with the Board of Trustees, the salaries and expenses of such personnel to be borne by the Adviser unless otherwise mutually agreed upon; and

d.	Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Trust.

Notwithstanding the foregoing, without limiting any obligation or responsibility of the Advisor under this Agreement, the Adviser may obtain the services of an investment counselor or sub-advisor of its choice subject to the approval of the Board of Trustees. The cost of employing such counselor or sub-advisor will be paid by the Adviser and not by the Trust.

4.	Sub-Adviser Oversight. Without limiting any obligation or responsibility of the Adviser under this Agreement or the 1940 Act, in any case where the Adviser has subcontracted, as contemplated by Section 3 of this Agreement, with a sub-adviser for the performance of any services to be rendered by the Adviser to any Fund under this Agreement (a “Sub-Adviser”), the Adviser shall take the following actions in respect of the performance by the Sub-Adviser of its obligations regarding the Fund:

a.	perform periodic detailed analysis and reviews of the performance by the Sub-Adviser of its obligations to a Fund, including without limitation analysis and review of portfolio and other compliance matters and review of the Sub-Adviser’s investment performance in respect of the Fund;

b.	prepare and present periodic reports to the Board of Trustees of the Trust regarding the investment performance of the Sub-Adviser and other information regarding the Sub-Adviser, at such times and in such forms as the Board of Trustees may reasonably request;

c.	review and consider any changes in the personnel of the Sub-Adviser responsible for performing the Sub-Adviser’s obligations and make appropriate reports to the Board of Trustees;

d.	review and consider any changes in the ownership or senior management of the Sub-Adviser and make appropriate reports to the Board of Trustees;

e.	perform periodic in-person or telephonic diligence meetings, including with respect to compliance matters, with representatives of the Sub-Adviser;

f.	assist the Board of Trustees and management of the Trust in developing and reviewing information with respect to the initial approval of each agreement with a Sub-Adviser (a “Subadvisory Agreement”) and annual consideration of the Subadivsory Agreement thereafter;

g.	prepare recommendations with respect to the continued retention of the Sub-Adviser or the replacement of the Sub-Adviser, including at the request of the Board of Trustees;

h.	identify potential successors to or replacements of the Sub-Adviser or potential additional Sub-Advisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Sub-Advises, including at the request of the Board of Trustees;

i.	designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services; and

j.	perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Agreement and applicable law.

The Adviser shall perform the obligations under this Agreement relating generally to the investment management of a Fund to the extent not delegated by a Sub-Adviser.

5.	Services Not Exclusive. The advisory services furnished by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others as long as its services under this Agreement are not impaired thereby provided, however, that without the written consent of the Trustees, the Adviser will not serve as investment adviser to any other investment company having a similar investment objective to that of the Fund.

6.	Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the benefit of the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by it pursuant to Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act that are not maintained by others on behalf of the Trust.

7.	Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its investment advisory services pertaining to the Trust. In the event that there is no distribution plan under Rule 12b-1 of the 1940 Act in effect for the Fund, the Adviser will pay, out of the Adviser’s resources generated from sources other than fees received from the Trust, the entire cost of the promotion and sale of Fund shares.

Notwithstanding the foregoing, the Trust shall pay the expenses and costs of the following:

a.	Taxes, interest charges, and extraordinary expenses;

b.	Brokerage fees and commissions with regard to portfolio transactions of the Fund;

c.	Fees and expenses of the custodian of the Fund’s portfolio securities;

d.	Fees and expenses of the Fund’s administrative agent, the Fund’s transfer and shareholder servicing agent and the Fund’s accounting agent or, if the Trust performs any such services without an agent, the costs of the same;

e.	Auditing and legal expenses;

f.	Cost of maintenance of the Trust’s existence as a legal entity;

g.	Compensation of trustees who are not interested persons of the Adviser as that term is defined by the 1940 Act;

h.	Costs of meetings of the Trustees and shareholders of the Trust;

i.	Federal and State registration or qualification fees and expenses;

j.	Costs of setting in type, printing and mailing Prospectuses, reports and notices to existing shareholders;

k.	The investment advisory fee payable to the Adviser, as provided in paragraph 7 herein;

l.	Distribution expenses, but only in accordance with any Rule 12b-1 Distribution Plan as and if approved by the shareholders of the Fund; and

m.	Shareholder servicing expenses in accordance with any shareholder servicing plan.

8.	Compensation. For the services provided to each Fund and for the expenses assumed by the Adviser in providing such services pursuant to this Agreement, each Fund will pay the Adviser, and the Adviser will accept as full compensation, an investment advisory fee, based upon the daily average net assets of the applicable Fund, computed at the end of each month and payable within five (5) business days thereafter, as set forth in Schedule A to this Agreement. Fees for less than a full month will be pro rated.

8.(a)	Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment, mistake of law or for any other loss whatsoever suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of the compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

8.(b)	Limitation of Liability of the Trustees and Shareholders of the Trust and Fund. The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Fund or the Trust under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

8.(c)	Other Persons. No person other than the Trust and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be construed to, (i) create in any person other than the Trust (including without limitation any shareholder in the Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any person other than the Trust, all of which rights, benefits, duties and obligations are hereby expressly excluded.

8.(d)	Survival. The provisions contained in Section 8 shall survive the expiration or other termination of this Agreement, shall be deemed to include and protect the Adviser, the Trust, and the Fund(s) and their trustees, directors, officers, employees, agents and shareholders, and shall inure to the benefit of its/their respective successors, assigns and personal representatives.

9.	Duration and Termination. This Agreement shall become effective on the date of its execution and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

•	By the vote of a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

•	By vote of either the Board or a majority of the outstanding voting securities of the Fund (as that term is defined in the 1940 Act).

Notwithstanding the foregoing, this Agreement may be terminated by the Fund or by the Adviser at any time on sixty (60) days’ written notice, without the payment of any penalty, provided that termination by the Fund must be authorized either by vote of the Board of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10.	Notices. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Adviser:	If to the Trust

Yorktown Management & Research	American Pension Investors Trust
2303 Yorktown Avenue	2303 Yorktown Avenue
Lynchburg, VA 24501	Lynchburg, VA 24501
Attn: David D. Basten	Attn: David D. Basten
Its: President	Its: President

11.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes any prior agreement or understanding, whether written or oral.

12.	Miscellaneous. The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

13.	Applicable Law and Forum. This Agreement shall be construed in accordance with, and governed by, the laws of The Commonwealth of Massachusetts, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. Exclusive jurisdiction over any action, suit or proceeding under, arising out of, or relating to this Agreement shall lie in the Business Litigation Section of the Superior Court of Massachusetts sitting in Suffolk County, Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ATTEST:	AMERICAN PENSION INVESTORS TRUST

By:	By:
Name:	Name:	David D. Basten

Title:	Title:	President and Chairman of the Board
ATTEST:	YORKTOWN MANAGEMENT & RESEARCH COMPANY, INC.

By:	By:
Name:	Name:	David D. Basten

Title:	Title:	President

Schedule A

Yorktown Funds

Funds of the Trust Subject to this Agreement

As of the Date of this Agreement

Name of Fund	Investment Advisory Fee

Yorktown Mid Cap Fund	0.90%

Yorktown Small Cap Fund

1.15% on the first $50 million in assets

1.00% on the next $50 million in assets

0.95% on the next $100 million in assets

0.90% on the next $300 million in assets

0.85% on all assets in excess of $500 million